Exhibit 15(a)

September 24, 2008

Energy Future Competitive Holdings Company

1601 Bryan Street

Dallas, TX 75201

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Energy Future Competitive Holdings Company and subsidiaries (“EFC Holdings”) for the three-month and six-month periods ended June 30, 2008, and 2007, and have issued our report dated September 24, 2008 (which report includes an explanatory paragraph related to the contribution of certain subsidiaries, assets, and liabilities from Energy Future Holdings Corp. accounted for in a manner similar to a pooling of interests and reclassification of results of its commodity hedging and trading activities on a retrospective basis). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas